Exhibit 99.(2)(l)(1)

June 26, 2015

Voya Prime Rate Trust

7337 East Doubletree Ranch Road, Suite100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-2 (the “Registration Statement”) being filed today by Voya Prime Rate Trust (the “Trust”) under the Securities Act of 1933 and the Investment Company Act of 1940 (file no. 811-05410), each as amended, relating to the to the issuance and sale by the Trust of authorized shares of beneficial interest in the amount designated on the facing sheet of the Registration Statement under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.

We were not involved in the organization of the Trust.  We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust, as amended, and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion.  We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the shares being registered pursuant to the Registration Statement have been duly authorized by all necessary action on the part of the Trust and that, when the Shares are issued and paid for as contemplated in the Registration Statement, such Shares will be validly issued, fully paid, and, except as described in the following paragraph, nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust.  However, the Agreement and Declaration of Trust disclaims liability of any shareholder in connection with any obligation or liability of the Trust.  The Agreement and Declaration of Trust provides that in case any shareholder or former shareholder shall be held personally liable solely by reason of being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability.  The indemnification required by the preceding sentence shall be made only out of the assets of the one or more series of which the shareholder who is entitled to indemnification is or was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of said shareholder.  Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP